STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated as of August 31, 2007 (the “Agreement”), is by and among Flotek Industries, Inc., a Delaware corporation (“Buyer”), and SES Holdings, Inc., an Oklahoma corporation (“SES” ), and Owen Richman (“Richman”), Antony Dyakowski (“Dyakowski”) and Gwen Bristow (“Bristow”) (collectively, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, Stockholders own all of the issued and outstanding stock of SES; and

WHEREAS, Buyer desires to purchase from the Stockholders, and the Stockholders desire to sell to Buyer, all of the stock of SES; and

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

THE PURCHASE

Section 1.1. Sale and Purchase. At the Closing (as hereinafter defined) and in accordance with the provisions of this Agreement, Buyer shall purchase from the Stockholders, and the Stockholders shall sell to Buyer, all of the outstanding shares of equity stock of SES (the “SES Shares”), in exchange for the consideration described in Section 1.2. At the Closing, the Stockholders shall transfer to Buyer good and marketable title to the SES Shares, free and clear of all pledges, liens, claims, charges, options, calls, encumbrances, restrictions, and assessments whatsoever.

Section 1.2. Purchase Consideration.

(a) The Purchase Price for the delivery and transfer to Buyer of the SES Shares (the “Purchase Price”) shall be the price determined pursuant to Section 1.2(b), as adjusted pursuant to Section 1.2(c) and Section 1.2(d).

(b) The Purchase Price shall be the greater of (i) $7,000,000; or (ii) five (5) multiplied by the EBITDA of SES and Sooner Energy Services, Inc. (“Sooner”) for the period ending March 31, 2007; and shall be adjusted as provided pursuant to Section 1.2.(c). For purposes hereof “EBITDA” means the consolidated net income of the Companies (as hereinafter defined) without adjustment, except net income shall be increased to the extent any of the following amounts were taken into account in its computation: compensation in the form of bonuses and consulting and management fees to any of the Stockholders, interest, taxes, depreciation, and amortization.

(c) The Purchase Price will be adjusted upwards or downwards to reflect any positive or negative change, respectively, in the Working Capital of the Companies for the period from March 31, 2007 through the Effective Date (as hereinafter defined). “Working Capital” means the excess, if any, of “Working Capital Assets” over “Working Capital Liabilities.” “Working Capital Assets” means the consolidated cash, accounts receivable, inventory, and prepaid expenses of the Companies plus a reserve for prepaid taxes in the amount of $82,778. “Working Capital Liabilities” means the consolidated accounts payable of the Companies and the balance as of the Effective Date of the line of credit of the Companies with BancFirst (the “Line”), but excluding accrued taxes attributable to periods prior to the Effective Date.

(d) The Purchase Price shall be reduced by the balance due: (i) on loans owed by the Companies to the Stockholders (the “Stockholders Loans”); and (ii) on promissory notes secured by real estate owned by the Companies (the “Real Estate Loans”) but shall not be reduced by loans incurred by the Companies to acquire automobiles.

Section 1.3. Other Agreements. At the Closing, each Stockholder shall execute and deliver agreements not to compete substantially identical in form to Exhibit 1.3(a) (the “NonCompete Agreements.”)

Section 1.4. Closing.

(a) The closing (the “Closing”) of the transaction contemplated by this Agreement (the “Transaction”) shall take place at Sooner’s office on August 31, 2007, or the first subsequent date on which the last of the conditions set forth in Article V is fulfilled or waived, or at such other time and place as Buyer and the Stockholders shall agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b) The Closing will be deemed to be effective as of the close of business on August 31, 2007 (the “Effective Date”).

(c) At the Closing, each of the parties shall take such actions as shall be required pursuant to the terms hereof to be taken at the Closing, or which are otherwise reasonably required to cause the Transaction to be consummated. At the Closing, the Purchase Price shall be paid in immediately available funds payable to the Stockholders in the percentages indicated on Schedule A.

(d) Buyer shall not withhold any withholding for taxes which might be due from a Stockholder as a result of the Transaction.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the SES and Stockholders as follows:

Section 2.1. Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

Section 2.2. Authority; Non-Contravention; Approvals.

(a) Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the Transaction. This Agreement has been approved by the Board of Directors of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize the execution and delivery of this Agreement or the consummation by Buyer of the Transaction, including, without limitation, under the applicable requirements of any securities exchange. This Agreement has been duly executed and delivered by Buyer, and, assuming the due authorization, execution and delivery hereof by SES and the Stockholders, constitutes a valid and legally binding agreement of Buyer enforceable against Buyer in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally, and (ii) general equitable principles.

(b) The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the Transaction do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Buyer under any of the terms, conditions or provisions of (i) the charter or bylaws of Buyer, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Buyer or any of Buyer’s respective properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Buyer is now a party or by which Buyer or any of its respective properties or assets may be bound or affected.

(c) No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the Transaction.

Section 2.3 Investment. The Buyer is acquiring the SES Shares for investment only, for Buyer’s own account, and not with a view to or for reoffer for sale in connection with the transfer pursuant to this Agreement. The SES Shares are not being purchased for subdivision or fractionalization, and the Buyer has no contract, undertaking, agreement or arrangement with any person to sell, hypothecate, pledge, donate or otherwise transfer (with or without consideration) to any such person any of the SES Shares. The Buyer has no present plans or intentions to enter into any such contract, undertaking, agreement or arrangement.

Section 2.4. Disclosure. No representation or warranty of the Buyer set forth hereunder or in any certificate delivered pursuant to Section 6.1(a) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF SES AND THE STOCKHOLDERS

Each Stockholder and SES severally represent and warrant to Buyer that except as indicated in the Disclosure Schedules delivered to Buyer in connection with this Agreement (the “Disclosure Schedules”):

Section 3.1. Subsidiaries. Sooner is a wholly-owned subsidiary of SES. SES and Sooner are referred to herein collectively as the “Companies” or separately as a “Company.” Neither of the Companies owns any equity interests of any other entity.

Section 3.2. Organization and Qualification. Each of the Companies are corporations duly organized, validly existing and in good standing under the laws of the State of Oklahoma, and each of the Companies has the requisite corporate power and authority to own, lease and operate their respective assets and properties and to carry on its business as such business is now being conducted. Each of the Companies is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary. True, accurate and complete copies of the organizational documents of the Companies, in each case as in effect on the date hereof, including all amendments thereto, have been obtained by Buyer.

Section 3.3. Capitalization. The SES Shares are the only issued and outstanding shares of the capital stock of SES. The SES Shares are validly issued and are fully paid, nonassessable and free of preemptive rights. There are no outstanding subscriptions, options, calls, contracts, rights or warrants, including any right of conversion or exchange obligating the Companies or the Stockholders to issue, deliver or sell, additional shares of the capital stock of the Companies. Except as disclosed on the Section 3.3 Disclosure Schedule, there are no voting trusts, proxies or other agreements or understandings to which either of the Companies or the Stockholders is a party or is bound with respect to the voting of or restricting the sale of any shares of capital stock of either of the Companies. Each Stockholder has good, valid and marketable title to the SES Shares indicated as being owned by that Stockholder in Schedule A, free and clear of all pledges, liens, claims, charges, options, calls, encumbrances, restrictions, and assessments whatsoever.

Section 3.4. Authority; Non-Contravention; Approvals.

(a) SES has full corporate power and authority to execute and deliver this Agreement and to consummate the Transaction. This Agreement has been approved by the Board of Directors of SES, and no other corporate proceedings on the part of SES are necessary to authorize the execution and delivery of this Agreement or the consummation by SES of the Transaction. This Agreement has been duly executed and delivered by SES and the Stockholders, and, assuming the due authorization, execution and delivery hereof by Buyer, constitutes a valid and legally binding agreement of SES and the Stockholders, enforceable against SES and the Stockholders in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general equitable principles.

(b) The execution and delivery of this Agreement by SES and the Stockholders, and the consummation by SES and the Stockholders of the Transaction, do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Companies under any of the terms, conditions or provisions of (i) the charter or bylaws of either of the Companies, (ii) to the knowledge of Stockholders and SES any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to either of the Companies or any of its properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, or any agreement to which either Company is now a party or by which either of the Companies any of its properties or assets may be bound or affected.

Section 3.5. Financial Statements. SES has furnished Buyer with an audited consolidated balance sheet, income statement and statement of cash flow for Sooner for the fiscal year ended June 30, 2006, an unaudited consolidated balance sheet, income statement, and statement of cash flow for SES for the fiscal year ended June 30, 2006, and audited balance sheets, income statements, and statements of cash flow for the Companies for the year ended June 30, 2007, and an unaudited balance sheets, income statements, and statements of cash flow for the Companies for the one month period ended July 31, 2007, and if made available by SES to Buyer prior to Closing, for any period ending in August, 2007 (collectively, the “Financial Statements”). Richman hereby represents that (i) he has not provided any misleading information to the preparers of the audited Financial Statements that would cause them to be prepared other than in accordance with generally accepted accounting principles, consistently applied , and to fairly present the financial condition and result of operations of the Companies, and (ii) to his knowledge, the Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied (except for the absence of footnote disclosures and for the absence of normal year-end audit adjustments which are not material in the aggregate). Bristow and Dyakowski hereby represents that, to their respective knowledge, the Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied (except, in the unaudited statements, for the absence of footnote disclosures and for the absence of normal year-end audit adjustments which are not material in the aggregate), and fairly present the financial condition and result of operations of the Companies.

Section 3.6. Absence of Undisclosed Liabilities. Neither of the Companies are subject to any liabilities (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities that are: (a) provided in the Financial Statements, or reflected in the notes thereto; or (b) undertaken in this Agreement

Section 3.7. Absence of Certain Changes or Events. Except as disclosed in the Section 3.7 Disclosure Schedule, since March 31, 2007, the business of the Companies has been conducted in the ordinary course of business consistent with past practices, and there has not been any event, occurrence, development or state of circumstances or facts which has had, or is reasonably anticipated to have, in the aggregate, a material adverse effect with respect to the business of the Companies.

Section 3.8. Accounts Receivable. The accounts receivable of Sooner are valid, genuine and subsisting, arise out of bona fide sales and delivery of goods, performance of services or other business transactions in the ordinary course of business, and are current and to the knowledge of the Stockholders and SES collectible.

Section 3.9. Inventory. The inventory (the “Inventory”) reflected in the June 30, 2007, Financial Statements (the “June 30, 2007 Balance Sheet”) consists of items that are usable and saleable in the ordinary course of business by Sooner. Except as disclosed in the Section 3.9 Disclosure Schedule, all items included in the Inventory are owned by the Company free and clear of any lien or encumbrance, and are not missing (except for sales made in the ordinary course of business since June 30, 2007) or obsolete, and are in good condition.

Section 3.10. Tangible Assets. The tangible personal property of the Companies reflected in the June 30, 2007 Balance Sheet (the “Tangible Personal Property”) and the items of personal property indicated in the Section 3.10 Disclosure Schedule as being leased by the Companies (the “Leased Personal Property”) constitute all of the tangible personal property used by the Companies for the conduct by the Companies of their business as now conducted. The Companies have good and indefeasible title to the Tangible Personal Property, free and clear of all mortgages, liens, pledges, charges, or encumbrance of any nature whatsoever except as set forth in the Section 3.10 Disclosure Schedule. The Tangible Personal Property and Leased Personal Property are in good condition subject only to normal maintenance requirements.

Section 3.11. Real Property.

(a) The Companies do not have any ownership interest of any kind in any real property except the real estate described as now owned by the Companies in the Section 3.11 Disclosure Schedule (the “Company Owned Real Estate”). None of the Company Owned Real Estate is subject to any leases, except as disclosed on the Section 3.11 Disclosure Schedule.

(b) The Companies do not lease or occupy any real estate not owned by the Companies other than the premises described as leased by the Companies in the Section 3.11 Disclosure Schedule (the “Company Leased Premises”). (The Company Owned Real Estate and the Company Leased Premises are referred to herein collectively as the “Company Facilities”). Except as disclosed in the Section 3.11 Disclosure Schedule, no consent of a landlord under any lease will be required in order for the leases applicable to the Company Leased Premises to remain in effect in accordance with their terms after the occurrence of the Transaction.

(c) The improvements included in the Company Facilities are in good condition (reasonable wear and tear excepted), and are adequate for the operation of the business of the Companies as presently conducted.

(d) To the knowledge of the Stockholders and SES the use by the Companies of Company Facilities in the normal conduct of their business does not violate any applicable building, zoning or other law, ordinance or regulation.

(e) The Companies have not experienced any material interruption in the delivery of adequate quantities of any utilities or other public services to Company Facilities required by the Companies in the normal operation of their business.

Section 3.12. Intellectual Property. The Section 3.12 Disclosure Schedule sets forth all patents, trademarks, service marks, trade names, copyrights, formulas, and other proprietary rights and processes (provided that formulas of the Companies are listed on such Disclosure Schedule by general description only) that are material to the business of the Companies (collectively referred to herein with the trade secrets of the Companies as the “Intellectual Property Rights”). The Companies have the right to use the Intellectual Property Rights freely and, except as indicated on the Section 3.12 Disclosure Schedule, own the Intellectual Property Rights, free of any lien, encumbrance, or existing or known claim. The Section 3.12 Disclosure Schedule describes any obligation of the Companies, or any other entity, to pay royalties or other compensation to third parties in exchange for the right to use the Intellectual Property Rights. The Companies have not assigned, hypothecated or otherwise encumbered any of the Intellectual Property Rights. The Companies may freely assign or transfer all licenses that they may have with third parties with respect to the Intellectual Property Rights. Except as indicated in the Section 3.12 Disclosure Schedule, the Stockholders and SES have no knowledge of any infringement of any of the Intellectual Property Rights, and neither Company has entered into any agreement to indemnify any party against any charge of infringement of any of the Intellectual Property Rights. The Companies have not been sued for infringing any intellectual property right of another person or entity. None of the Intellectual Property Rights or other know-how relating to the business of the Companies, whose value to the Companies are contingent upon maintenance of the confidentiality thereof, to the knowledge of the Stockholders and SES has been disclosed by either of the Companies or any of their agents to any person other than those persons who are bound to hold such information in confidence by operation of law. The Stockholders do not claim any ownership or other interest with respect to the Intellectual Property Rights.

Section 3.13. Employee Benefits. The Section 3.13 Disclosure Schedule contains a complete list of employee benefit or welfare plans of the Company. All such plans comply with applicable law, including but not limited to the Employee Retirement Income Security Act of 1974.

Section 3.14. Litigation. Except as described on the Section 3.14 Disclosure Schedule, there are no claims, suits, actions, or proceedings pending or, to the knowledge of Stockholders and SES, threatened against or relating to either of the Companies, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator. Except as described in the Section 3.14 Disclosure Schedule, neither of the Companies are subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality, authority, or any arbitrator.

Section 3.15. No Violation of Law. To the knowledge of the Stockholders and SES the Companies are not in violation of, do not have notice of, and have not been charged with, any violation of any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law) of any governmental or regulatory body or authority. To the knowledge of the Stockholders and SES no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated its intent to conduct the same. To the knowledge of the Stockholders and SES the Companies have all permits, including without limitation environmental permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their respective business as presently conducted (collectively, the “Company Permits”). To the knowledge of the Stockholders and SES the Companies are not in violation of the terms of any Company Permits and are not required to possess any other permit, license, franchise, variance, exemption, order or other governmental authorization, consent or approval.

Section 3.16. Suppliers, Customers, and Distributors. Since March 31, 2007, there has not been (a) any material adverse change in the business relationship of Sooner with any of the suppliers, customers, or distributors of Sooner; or (b) any change in any material term (including credit terms) of the agreements with any such person or entity.

Section 3.17. Labor Matters. Except as set forth in the Section 3.17 Disclosure Schedule: (a) there are no material controversies pending or, to the knowledge of Stockholders and SES, threatened between either of the Companies and any of their respective employees; (b) neither of the Companies are party to a collective bargaining agreement or other labor union contract applicable to persons employed by the Companies, nor do the Companies have any knowledge of any activities or proceedings of any labor union to organize any such employees; (c) the Companies are not party to any written agreement, memorandum, or understanding with respect to the employment of any individual; and (d) neither the Companies nor the Stockholders are aware of any intention of any employee to terminate his or her employment with the Companies, either as a result of the Transaction or otherwise.

Section 3.18. Material Contracts. The Section 3.18 Disclosure Schedule lists all material agreements, commitments, contracts, undertakings or understandings to which either Company is a party, including but not limited to service agreements, manufacturing agreements, purchase or sale agreements, supply agreements and distribution or distributor agreements, (the “Listed Agreements”). To the knowledge of the Stockholders and SES each Listed Agreement is a valid, binding and enforceable agreement of the respective Company and, to the knowledge of SES and the Stockholders, the other parties thereto. To the knowledge of the Stockholders and SES there has not occurred any breach or default under any Listed Agreement on the part of the respective Company or, to the knowledge of SES or its Stockholders, any other parties thereto. To the knowledge of the Stockholders and SES no event has occurred which, with the giving of notice or the lapse of time, or both, would constitute a default under any Listed Agreement on the part of the respective Company, or, to the knowledge of SES or the Stockholders, any of the other parties thereto. To the knowledge of the Stockholders and SES there is no dispute between the parties to any Listed Agreement as to the interpretation thereof, or as to whether any party is in breach or default thereunder, and no party to any Listed Agreement has indicated its intention to, or suggested it may evaluate whether to, terminate any Listed Agreement.

Section 3.19. Environmental Matters.

(a) Except as set forth in the Section 3.19 Disclosure Schedule:

(i) no notice, demand, request for information, citation, summons or order has been received by, no complaint has been served upon, no penalty has been assessed against, and to the knowledge of the Stockholders and SES no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of SES or the Stockholders, is threatened by any governmental entity or other person against the Companies, or any predecessors of a Company, relating to or arising out of any Environmental Laws (as hereinafter defined);

(ii) each Company is and has been in material compliance with all Environmental Laws and Environmental Permits (as hereinafter defined); and

(iii) neither of the Companies has entered into any obligation, liability, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws and, to the knowledge of SES or the Stockholders, there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in, or be the basis for, any such obligation.

(b) For purposes of this Agreement: (i) “Environmental Laws” mean any and all laws, statutes, ordinances, rules, regulations, orders or determinations of any Governmental Authority (as hereinafter defined) relating to the protection of the environment or protection of human health from exposure to hazardous materials that is currently in effect in any jurisdiction in which the Companies own property, conduct business, or could otherwise for any reason be subject to liability or prevailing law, including without limitation, the Clean Air Act, as amended; the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended; the Federal Water Pollution Control Act, as amended; the Occupational Safety and Health Act of 1970, as amended; the Resource Conservation and Recovery Act of 1976, as amended; the Safe Drinking Water Act, as amended; the Toxic Substances Control Act, as amended; the Superfund Amendments and Reauthorization Act of 1986, as amended; or the Hazardous Materials Transportation Act, as amended; (ii) “Governmental Authority” includes the United States of America and any other jurisdiction or state, county, city or political subdivision in which the Company owns property, conducts business, or could otherwise for any reason be subject to liability or prevailing law, and any agency, department, commission, board, bureau or instrumentality of any of them that exercises jurisdiction over the Companies pursuant to Environmental Laws; and (iii) “Environmental Permits” mean all permits, licenses, certificates, registrations, identification numbers, applications, consents, approvals, variances, notices of intent, and exemptions necessary for the ownership, use and/or operation of any facility or operation of the Companies to comply with any requirements of Environmental Laws.

Section 3.20. FIRPTA. Neither of the Companies are real-property holding corporations for purposes of Section 897 of the Internal Revenue Code of 1986.

Section 3.21. Disclosure. No representation or warranty of SES or Stockholders set forth hereunder or in any certificate delivered pursuant to Section 6.2(a) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

Section 3.22. Stockholders. Notwithstanding any other provision of the Agreement to the contrary, any representation, warranty, covenant or agreement of a Stockholder is made by the individual Stockholder and not jointly with the other Stockholders, and a breach, misrepresentation or omission by a Stockholder relating to this Agreement, any Schedule or the Transaction shall not constitute a breach, misrepresentation or omission by the other Stockholders.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE CLOSING

Section 4.1. Conduct of Business of the Companies. From the date of this Agreement until the Closing, the Companies shall operate their business in, and only in, the ordinary course of business in substantially the same manner as operated on the date of this Agreement. Specifically, but not by way of limitation, except as described in the Section 4.1 Disclosure Schedule, the Companies shall not, except for the payment of bonuses described in the Section 4.1 Disclosure Schedule, increase the compensation of any employees. The Stockholders will assure that the Companies comply with the requirements of this Section.

Section 4.2. Business Organization. Prior to the Closing, SES and the Stockholders shall use their best efforts to: (a) preserve intact the business organization of the Companies; (b) keep available the services of the officers and employees of the Companies; (c) preserve the good will of the Companies; (d) maintain and keep the properties and assets of the Companies in as good repair and condition as presently exists; and (e) maintain in full force and effect any insurance coverage of the Companies.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1. Cooperation. SES and the Stockholders shall afford to Buyer and its accountants, counsel, financial advisors and other representatives reasonable access during normal business hours throughout the period prior to and including the Closing to all of the properties, books, and records of the Companies (including, but not limited to, tax returns and any and all records or documents which are within the possession of governmental or regulatory authorities, agencies or bodies, and the disclosure of which the Companies or their Stockholders can facilitate or control). Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Companies or with the performance of any of the employees of the Companies.

Section 5.2. Further Assurances. SES and the Stockholders shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered to Buyer at and after Closing such assignments or other instruments of transfer, assignment and conveyance, in form and substance reasonably satisfactory to counsels of Buyer and the Stockholders, as shall be necessary to vest in Buyer all of the right, title and interest in and to the SES Shares, free and clear of all liens, charges, encumbrances, rights of others, mortgages, pledges or security interests, and any other document reasonably requested by Buyer in connection with this Agreement.

Section 5.3. Expenses and Fees. Subject to Section 8.3, all costs and expenses incurred in connection with this Agreement and the Transaction by Buyer shall be paid by Buyer. All costs and expenses incurred in connection with this Agreement and the Transaction by Stockholders and SES shall be paid by Sooner; provided, however, that such fees and expenses shall be considered a charge against Working Capital for purposes of Section 1.2.

Section 5.4 Payment of Loans. At the Closing, Buyer shall pay the balance of the Line, the Real Estate Loans, and the Stockholder Loans. The payment of these amounts pursuant to this Section shall not impact the effect of the balance of such loans on the Purchase Price as provided pursuant to Section 1.2

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1. Conditions to Obligation of the Stockholders and SES to Effect the Transaction. Unless waived by the Stockholders and SES the obligation of the Stockholders and SES to effect the Transaction shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions:

(a) Buyer shall have performed in all material respects (or in all respects in the case of any agreement containing any materiality qualification) its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects

(or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made and on and as of the Closing Date as if made at and as of such date, and SES and Stockholders shall have received a certificate executed on behalf of Buyer by the President or a Vice President of Buyer to that effect.

(b) Buyer shall have executed the Disclosure Schedules.

Section 6.2. Conditions to Obligations of Buyer to Effect the Transaction. Unless waived by Buyer, the obligations of Buyer to effect the Transaction shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions:

(a) SES and the Stockholders shall have performed in all material respects (or in all respects in the case of any agreement containing any materiality qualification) their agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of SES and the Stockholders contained in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made and on and as of the Closing Date as if made at and as of such date;

(b) Since March 31, 2007, there shall have been no changes that constitute, and no event or events shall have occurred which have resulted in or constitute, a material adverse effect or a material adverse change with respect to the business or results of operation of the Companies;

(c) The Stockholders shall have entered into Noncompete Agreements; and

(d) SES shall have executed and delivered the Disclosure Schedules.

ARTICLE VII

INDEMNIFICATION

Section 7.1. Indemnification of Buyer. Subject to the limitations of Section 3.22, each Stockholder severally agrees to indemnify Buyer and hold Buyer harmless from and against, any and all claims, actions, causes of action, arbitrations, proceedings, losses, damages, liabilities, judgments and expenses (including, without limitation, reasonable attorneys’ fees) (“Indemnified Amounts”) incurred by the Buyer as a result of: (a) any error, inaccuracy, breach or misrepresentation in any of the representations and warranties made by or on behalf of SES or such Stockholder in this Agreement; (b) any violation or breach by SES or such Stockholders of or default by SES or such Stockholder under the terms of this Agreement; or (c) relating to or arising from the operation of the Companies prior to the Effective Date.

Section 7.2. Indemnification of Stockholders. Buyer agrees to indemnify each of the Stockholders against, and hold each of them harmless from and against, any and all Indemnified Amounts incurred by a Stockholder as a result of: (a) any error, inaccuracy, breach or misrepresentation in any of the representations and warranties made by or on behalf of Buyer in this Agreement; (b) any violation or breach by Buyer of or default by Buyer under the terms of this Agreement; or (iii) relating to or arising from the operation of the Companies subsequent to the Effective Date.

Section 7.3. Procedure. The defense of any claim, action, suit, proceeding or investigation subject to indemnification under this Article VII shall be conducted by the indemnifying party. If the indemnifying party fails to conduct such defense, the indemnified party may retain counsel of such indemnified party’s own choosing, and the indemnifying party shall pay all reasonable fees and expenses of such counsel for the indemnified party promptly as statements therefor are received. The party not conducting the defense will use reasonable efforts to assist in the vigorous defense of any such matter, provided that such party shall not be liable for any settlement of any claim reached without its written consent, which consent shall not be unreasonably withheld. Any indemnified party wishing to claim indemnification under this Article VII, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the indemnifying party (but the failure so to notify a party shall not relieve such party from any liability which it may have under this Article VII except to the extent such failure materially prejudices such party). If the indemnifying party is responsible for the attorneys’ fees of more than one indemnified party, then the indemnified parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any issue between the positions of any two or more indemnified parties.

ARTICLE VIII

MISCELLANEOUS

Section 8.1. Termination. This Agreement may be terminated at any time prior to the Closing, as follows:

(a) The Stockholders shall have the right to terminate this Agreement:

(i) if the representations and warranties of Buyer fail to be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made and as of the Closing Date and such failure shall not have been cured in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) within 30 days after written notice of such failure is given to Buyer by the Stockholders;

(ii) if the Transaction is not completed by August 31, 2007 (provided that the right to terminate this Agreement under this Section 8.1(a)(ii) shall not be available to the Stockholders if the failure of the SES or the Stockholders to fulfill any obligation to Buyer under or in connection with this Agreement is the cause of or resulted in the failure of the Transaction to occur on or before such date);

(iii) if Buyer (A) fails to perform in any respects any of Buyer’s covenants in this Agreement, and (B) does not cure such default in all material respects (or in all respects in the case of any covenant containing any materiality qualification) within 30 days after written notice of such default is given to Buyer by the Stockholders.

(b) Buyer shall have the right to terminate this Agreement:

(i) if the representations and warranties of SES or the Stockholders fail to be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made and as of the Closing Date and such failure shall not have been cured in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) within 30 days after written notice of such failure is given to Stockholders by Buyer;

(ii) if the Transaction is not completed by August 31, 2007 (provided that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to Buyer if the failure of Buyer to fulfill any obligation to SES or the Stockholders under or in connection with this Agreement has been the cause of or resulted in the failure of the Transaction to occur on or before such date); or

(iii) if SES or the Stockholders (A) fail to perform in any material respect (or in all respects in the case of any covenant containing any materiality qualification) any of SES’s or Stockholders’ covenants in this Agreement and (B) do not cure such default in all material respects (or in all respects in the case of any covenant containing any materiality qualification) within 30 days after notice of such default is given to the Stockholders by Buyer.

Section 8.2. Effect of Termination. In the event of termination of this Agreement by either Buyer or the Stockholders pursuant to the provisions of Section 8.1, this Agreement shall forthwith become void, and there shall be no further obligations on the part of SES, Stockholders or Buyer or their respective officers or directors (except as set forth in this Section 8.2 and in Sections 5.3, 8.3, 8.9, 8.10 and 8.15, all of which shall survive the termination). Nothing in this Section 8.2 shall relieve any party from liability for any breach of this Agreement.

Section 8.3. Remedies. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and all costs incurred in that action or proceeding in addition to any other relief to which it may be entitled at law or equity.

Section 8.4. Notices. All notices, consents, demands or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed sufficiently given: (i) when delivered personally during a business day to the appropriate location described below or telefaxed to the telefax number indicated below; or (ii) five (5) business days after the posting thereof by United States first class, registered or certified mail, return receipt requested, with postage fee prepaid and addressed:

If to Buyer:	7030 Empire Central Drive
Houston, Texas 77040
Telefax No. (713) 466-8386

With a copy to:	Casey W. Doherty
Doherty & Doherty LLP
1717 St. James Place, Suite 520
Houston, Texas 77056
Telefax No. (713) 572-1001

If to SES (before closing)	Owen Richman
or the Stockholders:	#10-4751 Shell Road
Richmond, BC
Canada V6X3H4
Telefax No. (604) 273-1982

With a copy to:	James E. Britton
Mulinix Ogden Hall Andrews & Ludlam
210 West Park Avenue
3030 First Oklahoma Tower
Oklahoma City, Oklahoma 73102
Telefax No. 405-232-8999.

Section 8.5. Successors. This Agreement shall be binding upon each of the parties upon their execution, and inure to the benefit of the parties hereto and their successors and assigns.

Section 8.6. Severability. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement.

Section 8.7. Section Headings. The section headings used herein are descriptive only and shall have no legal force or effect whatsoever. Except to the extent the context specifically indicates otherwise, all references to articles, schedules, exhibits and sections refer to articles schedules, exhibits and sections of this Agreement.

Section 8.8. Gender. Whenever the context so requires, the reference to a gender shall include all other gender and the singular shall include the plural and conversely.

Section 8.9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, U.S.A., applicable to agreements and contracts executed and to be wholly performed there, without giving effect to the conflicts of law principles thereof. The parties hereto agree that the Transaction has a reasonable relation to the State of Texas because the corporate headquarters of Buyer is located in Texas.

Section 8.10. Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original.

Section 8.11. Waiver. Any waiver by either party must be in writing to be enforceable, and no waiver by either party shall constitute a continuing waiver.

Section 8.12. Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

Section 8.13. References. References in this Agreement to Articles, Sections, Schedules and Exhibits shall be deemed references to Articles, Sections, Schedules, and Exhibits to this Agreement unless the context clearly indicates otherwise.

Section 8.14. Representative. Owen Richman is hereby appointed by the Stockholders as their exclusive representative for purposes of giving and receiving notice pursuant to this Agreement.

Section 8.15 Confidentiality. Any non-public information furnished by the Companies and/or Stockholders to Buyer, its officers, directors, employees, attorneys, accountants, agents or representatives, with respect to the Companies and/or Stockholders or obtained by the Buyer or any of its officers, directors, employees, attorneys, accountants, agents or representatives in connection with this Agreement, the Transaction and the Letter of Intent between Flotek Industries, Inc., and Owen Richman and SES, including the Disclosure Schedules shall be considered “Confidential Material.” Confidential Material shall not include public information or non-public information obtained by Buyer or its representatives on a non-confidential basis from another source. In the event that the Transaction is not Closed or consummated Buyer shall cause all persons and entities in possession of Confidential Material to promptly return all written and electronic Confidential Material and copies thereof furnished to it by the party originally providing the Confidential Material. Except as otherwise required by law, the Buyer, its officers, directors, employees, attorneys, accountants, agents and representatives, shall keep the Confidential Material confidential, not use the Confidential Material for any purpose other than to the extent contemplated by this Agreement, or permit any such Confidential Material to be made available to third parties other than Buyer’s designated representatives or agents whom the Buyer shall direct to maintain the Confidential Material confidential. Confidential Material may be disclosed to the extent required in the course of inspections or inquiries by any federal or state regulatory agency to whose jurisdiction the parties are subject and that have the legal right to inspect the files that contain the Confidential Material. The obligations of the Buyer and its officers, directors, employees, attorneys, accountants, agents and representatives under the provisions of this Section 8.15 shall expire upon the earlier of the Closing or five (5) years after the date of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first set forth above.

Stockholders:	SES: SES Holdings, Inc.

/s/ Owen Richman	By:	/s/ Owen Richman
Owen Richman		Owen Richman, President

/s/ Antony Dyakowski Antony Dyakowski	BUYER: Flotek Industries, Inc. /s/ Lisa Meier

/s/ Gwen Bristow
Gwen Bristow	By:	Lisa Meier
its Chief Financial Officer

SCHEDULE A

TO

STOCK PURCHASE AGREEMENT

The Stockholders own the following percentage of SES Stock:

Stockholder	Percentage
Owen Richman	54.5
Antony Dyakowski	33.5
Gwen Bristow	12.0

Total	100.0